Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Completes Sale of 3 Skilled Nursing Facilities in Texas

MURFREESBORO, Tenn. - (January 3, 2014) National Health Investors, Inc. (NYSE:NHI) announced today it has completed the previously announced sale of 3 skilled nursing facilities in Texas to an affiliate of Fundamental Long Term Care Holdings, LLC ("Fundamental") for $18,491,000. The facilities, totaling 484 beds, have an average age of 41 years. Cash rent to NHI for 2013 for the 3 facilities sold was approximately $2,138,000, after allocations under the amended master lease. NHI plans to defer recognition of any tax gain on the sale by utilizing the like-kind exchange rules under Section 1031 of the Internal Revenue Code. NHI continues to lease 4 skilled nursing facilities to Fundamental.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI), a Maryland corporation incorporated and publicly listed in 1991, is a healthcare real estate investment trust (REIT) specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings and specialty hospitals. www.nhireit.com

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on NHI’s web site at www.nhireit.com.